AMENDED AND RESTATED INCENTIVE COMPENSATION AGREEMENT

         Amended and Restated Agreement, dated November 17, 2003 and effective December 1, 2003, between GP Strategies Corporation, a Delaware corporation with principal executive offices at 777 Westchester Avenue, White Plains, NY 10604 (the "Company"), and Jerome I. Feldman, residing at 145 West Patent Road, Bedford Hills, New York 10507 ("Employee").

         WHEREAS, Employee is a founder of the Company and has for many years been Chairman of the Board and Chief Executive Officer of the Company;

         WHEREAS, Section 5(b) of the Employment Agreement, dated as of June 1, 1999, as amended (the "Employment Agreement"), between the Company and Employee provides that the Company and Employee will negotiate in good faith to formulate an annual incentive based compensation arrangement based on the Company achieving certain financial milestones which will be fair and equitable to Employee and the Company and its stockholders; and

         WHEREAS, the Company and Employee have entered into an Amended and Restated Agreement, dated as of June 11, 2003, as amended (the "Existing Agreement"), to provide incentive compensation to Employee in a manner that closely aligns the amount of such compensation to the interests of the Company's stockholders and the enhancement of stockholder value; and

         WHEREAS, the Existing Agreement shall remain in effect until November 30, 2003; and

         WHEREAS, the Company and Employee wish to amend and restate the Existing Agreement, effective December 1, 2003, to modify the criteria for earning certain payments under the Existing Agreement.

         NOW, THEREFORE, intending to be legally bound, and for and in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1. Incentive Compensation. Employee shall be eligible to receive from the Company up to five payments (each, an "Incentive Payment"). The Employee will earn an Incentive Payment in an amount equal to $1 million on the first date that each of the following events occurs:

     (a) the closing price of the common stock, par value $0.01 per share, of the Company on the New York Stock Exchange (the "Closing Price") equals or exceeds, for at least 10 consecutive trading days, $5.40 (the "First Incentive Payment"); provided that if the First Incentive Payment is not earned prior to May 3, 2004, the First Incentive Payment shall be earned on the date, if any, that the Second Incentive Payment (as defined below) is earned;

     (b) the Closing Price equals or exceeds, for at least 10 consecutive trading days, $6.30 (the "Second Incentive Payment"); provided that if the Second Incentive Payment is not earned prior to the May 3, 2006,

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         the Second Incentive Payment shall be earned on the date, if any, that the Third Incentive Payment (as defined below) is earned;

     (c) the average Closing Price over a period of at least 10 consecutive trading days equals or exceeds $7.20 (the "Third Incentive Payment");

     (d) the average Closing Price over a period of at least 10 consecutive trading days equals or exceeds $8.10; and

     (e) the average Closing Price over a period of at least 10 consecutive trading days equals or exceeds $9.00.

Each Incentive Payment shall be paid on the date it is earned, except that any Incentive Payment earned prior to December 31, 2003 shall be paid on the last payroll payment date in 2003.

         Notwithstanding the foregoing, Employee may, by written notice (a "Deferral Notice") to the Company, elect to defer receipt of all, or a portion, of any Incentive Payment (any amount so deferred being a "Deferred Amount") for a Deferral Period; provided that (x) any Deferral Notice with respect to any Incentive Payment earned prior to December 31, 2003 must be given prior to December 1, 2003, (y) any Deferral Notice with respect to any Incentive Payment earned on or after December 31, 2003 must be given at least five business days prior to the date that such Incentive Payment is earned (the date any Incentive Payment is earned is referred to as the "Earned Date" for such Incentive Payment), and (z) if, on any Earned Date, any amount of principal or interest on any outstanding loan from the Company to Employee (a "Loan Amount") is due and payable and is not otherwise paid, the Deferred Amount shall not exceed the excess, if any, of the amount of the Incentive Payment earned on such Earned Date over the Loan Amount then due.

         Interest on each Deferred Amount shall accrue, from the related Earned Date to the last day of the related Deferral Period, at the prime lending rate announced by Fleet Bank, N.A. (or its successor) from time to time minus 1%. Each Deferred Amount, together with all accrued interest thereon, shall be paid on the last day of the related Deferral Period.

         The "Deferral Period" with respect to any Deferred Amount shall be the period set forth in the related Deferral Notice, provided that

                  (i) no Deferral Period shall be less than six months (except as provided in clauses (iii) and (iv) below);

                  (ii) unless Employee provides written notice to the Company at least 30 days prior to the expiration of any Deferral Period that Employee elects to receive the related Deferred Amount, such Deferral Period shall be extended automatically for an additional period equal to the original related Deferral Period, subject to clauses (iii) and (iv);

                  (iii) no Deferral Period shall end later than May 31, 2007;
                  and
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                  (iv) if any Loan Amount becomes due and payable and is not otherwise paid, the Deferral Period shall terminate (or, in the case of the application of (ii), not be extended) with respect to the lesser of (x) the aggregate of the then-outstanding Deferred Amounts and interest thereon and (y) such Loan Amount.

         In any case where clause (iv) of the definition of Deferral Period is applicable and the amount in clause (y) is less than the amount in clause (x), the Deferral Periods which shall terminate (in whole or in part) shall be those which would otherwise terminate latest unless otherwise specified by Employee by notice to the Company given not later than such termination date.

         2. Set-off Against Loans. To the extent there are any outstanding loans from the Company to Employee at the time an Incentive Payment is payable, the Company will set off the payment of such Incentive Payment against the outstanding principal and interest under such loans.

         3. Termination. This Agreement will terminate on the earlier to occur of (a) May 3, 2007 and (b) the date of termination of Employee's employment with the Company (other than termination by (i) the Company in breach of the Employment Agreement or (ii) Employee for Good Reason (as defined in the Employment Agreement)). Notwithstanding anything set forth in this Agreement to contrary, (A) no Incentive Payment shall be earned after the termination of this Agreement and (B) termination of this Agreement shall not affect the obligation of the Company to pay any Incentive Payment earned prior to such termination.

         4. Employment. Notwithstanding anything set forth in this Agreement to contrary, nothing in this Agreement shall be construed as an agreement by the Company to employ the Employee for any period of time and, except as provided in the Employment Agreement, the Company shall have the right at any time to terminate the Employee with or without cause.

         5. Miscellaneous.

         (a) The dollar amounts in Section 1 shall be equitably adjusted for stock splits, stock dividends, and similar transactions.

         (b) This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, and any attempted assignment without such prior written consent shall be void.

         (c) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations and understandings, written or oral, of the parties.

         (d) This Agreement may not be modified, amended, or supplemented except by a writing signed by each of the parties hereto.


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         (e) This Agreement may be executed in counterparts each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

         (f) This Agreement shall be governed by and interpreted under the internal laws of the State of New York, without regard to conflicts of laws principles.


                  IN WITNESS WHEREOF, the parties have signed this Agreement on the date first set forth above.

                                       GP STRATEGIES CORPORATION


                                       By:
                                          ------------------------------------
                                          Name:
                                          Title:



                                          Jerome I. Feldman



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